Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2007 in the Registration Statement on Form S-4 and related Prospectus of IdleAire Technologies Corporation for the registration of the exchange offer for the 13% Senior Secured Discount Notes due 2012.

/s/ Ernst & Young LLP

Nashville, Tennessee
June 26, 2007